                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG

                          THE KONTRABECKI GROUP, INC.
                          TKG ACQUISITION COMPANY, LLC

                                      AND
                                TRIAD PARK, LLC

                           DATED AS OF APRIL 24, 1998

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of April 24, 1998 (this "Merger Agreement") by and among THE KONTRABECKI GROUP, INC. (d/b/a/ TKG INTERNATIONAL), a California corporation ("TKG"), TKG ACQUISITION COMPANY, LLC, a Delaware limited liability company ("Acquisition"), and TRIAD PARK, LLC, a Delaware limited liability company (the "Company").

                                  WITNESSETH:

     WHEREAS, Section 18-209 of the Delaware Limited Liability Company Act (the "LLCA") authorizes the merger of one Delaware limited liability company with and into another Delaware limited liability company;

     WHEREAS, TKG, which is the manager of Acquisition (the "Acquisition Manager"), has determined, and the holders of membership interests in Acquisition (together with their successors and assigns, the "Acquisition Share Holders") have determined that it is advisable and in the best interests of Acquisition and the Acquisition Share Holders, for Acquisition to merge with and into the Company with the result that the Acquisition Share Holders shall acquire all of the membership interests in the Company (the "Company Shares");

     WHEREAS, in furtherance of such acquisition, TKG has approved a merger (the "Merger") of Acquisition with and into the Company in accordance with the LLCA upon the terms and subject to the conditions set forth herein, and the manager (the "Company Manager") and advisory board (the "Advisory Board") of the Company have approved the Merger in accordance with the LLCA, upon the terms and subject to the conditions set forth herein, and recommend that the Merger be accepted by the holders of the Company Shares (the "Company Share Holders");

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

SECTION 1. Merger

     1.1. Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined below in Section 1.2), Acquisition shall be merged into the Company and the separate existence of Acquisition shall thereupon cease, and the name of the Company, as the limited liability company surviving in the Merger (the "Surviving LLC"), shall by virtue of the Merger remain "Triad Park, LLC."

     1.2. Effective Time of the Merger. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date and time as may be specified therein, which filing shall be made contemporaneously with (or as soon as practicable after) the closing of the transactions contemplated by this Merger Agreement in accordance with Section 3.6. When used in this Merger Agreement, the term "Effective Time" shall mean the date and time at which such filing shall have been made or such later date and time as may be specified in such filing.

     1.3. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Acquisition and the
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Company shall vest in the Surviving LLC, and all debts, liabilities and duties of Acquisition and the Company shall become the debts, liabilities and duties of the Surviving LLC.

SECTION 2. The Surviving LLC

     2.1. Limited Liability Company Agreement. The limited liability company agreement of Acquisition as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving LLC after the Effective Time except that Section 1.2 thereof shall be amended to state that the name of the company is Triad Park, LLC, and subject to Section 7.4(c), thereafter may be amended in accordance with its terms and as provided by law and this Merger Agreement.

     2.2. By-Laws. The by-laws of Acquisition as in effect on the Effective Time shall be the by-laws of the Surviving LLC.

     2.3. Manager; Advisory Board. The Acquisition Manager immediately prior to the Effective Time shall be the manager of the Surviving LLC until after the Effective Time a successor manager is designated in accordance with the limited liability company agreement of the Surviving LLC and the LLCA. The Surviving LLC shall not have an advisory board.

SECTION 3. Conversion of Securities

     3.1. Conversion. As of the Effective Time, by virtue of the Merger and without any action on the part of any Company Share Holder:

          (a) All Company Shares that are held by the Company shall be canceled.

          (b) Each remaining Company Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a cash amount equal to the quotient obtained by dividing $37,445,433.70 by the sum of (i) the total number of Company Shares issued and outstanding as of the Effective Time (other than Company Shares to be canceled pursuant to this Agreement) and (ii) the total number of Company Shares issuable pursuant to all options, warrants, rights, convertible debt instruments and securities, and other equity or debt securities or obligations outstanding as of the Effective Time, whether vested or unvested, which are exerciseable for or convertible into Company Shares (hereafter referred to as the "Merger Consideration" whether on a per share or per Share Holder basis or in the aggregate, as the context may require). In the event that the Closing Date is deferred or extended past June 15, 1998 pursuant to
     Section 9.1(b) or 9.1(e), the Merger Consideration shall be increased by one-half of one cent ($0.005) per share for each week (or portion of a week) that the Closing Date is so deferred or extended. Except for the payment of such additional Merger Consideration in the event of such a deferral or extension, in no event shall the Merger Consideration payable by TKG and Acquisition for the total equity interest of the Company exceed $37,445,433.70.

          (c) Each issued and outstanding membership interest in Acquisition ("Acquisition Share") shall be converted into and become one membership interest in the Surviving LLC.

     3.2. Disbursement of Merger Consideration.

     (a) Pursuant to an irrevocable agreement to be entered into on or before the Effective Time between Acquisition and a disbursing agent (the "Disbursing Agent") for the benefit of the Company Share Holders (which shall be a commercial bank or trust company with capital of at least $200,000,000 or otherwise reasonably satisfactory to the Company and Acquisition), Acquisition or the Surviving LLC shall deposit or cause to be deposited with the Disbursing Agent, in trust for the benefit of the Company's Share Holders, at the Closing, the Merger Consideration consisting of the cash (in immediately available funds) to which the Company Share Holders shall be entitled pursuant to Section 3.1(b). Pending any payments of cash pursuant to Section 3.1(b) of this Merger Agreement, such funds shall be held and invested by the Disbursing Agent in interest bearing investments with minimal or no risk to capital as directed by the Surviving LLC, and any earnings with respect to such funds shall be paid to the Surviving LLC when requested by the Surviving LLC. Any funds remaining with the Disbursing Agent one year after the Effective Time shall be released by the

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Disbursing Agent to the Surviving LLC after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Surviving LLC for delivery thereof.

     (b) Promptly upon the Effective Time the Surviving LLC shall notify the Disbursing Agent of the effectiveness of the Merger and shall cause the Disbursing Agent, pursuant to the irrevocable instructions, to mail to each person who was, immediately prior to the Effective Time, a record holder of an outstanding certificate or certificates which prior thereto represented Company Shares ("Certificates") a notice and transmittal form advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent Certificates for exchange for the Merger Consideration. Each holder of Certificates, upon proper surrender thereof to the Disbursing Agent together with such transmittal form, duly completed and validly executed in accordance with the instructions thereto, shall be entitled to receive the Merger Consideration evidenced by such Certificates, without any interest thereon, in exchange for such Certificates and such Certificates shall forthwith be canceled. Until properly surrendered and exchanged, Certificates shall, from and after the Effective Time, be deemed for all purposes to evidence only the right to receive the Merger Consideration. Notwithstanding the foregoing, neither the Disbursing Agent nor any party hereto shall be liable to a holder of Certificates for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (c) If delivery of the Merger Consideration in respect of canceled Company Shares is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such a delivery or payment shall have paid any transfer and other taxes required by reason of such delivery or payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving LLC and the Disbursing Agent that such tax either has been paid or is not payable.

     3.3. Company Share Holders' Meeting. Unless this Merger Agreement has been terminated pursuant to Section 9.1, the Company shall take all action necessary, in accordance with applicable law and its limited liability company agreement and by-laws, to convene a special meeting of the Company Share Holders entitled to vote thereat as promptly as practicable for the purpose of considering and voting on the approval and adoption of this Merger Agreement (the "Company Meeting"). Subject to Section 7.6(d), the Company Manager and Advisory Board will recommend that Company Share Holders entitled to vote thereon vote in favor of and approve the Merger and the approval and adoption of this Merger Agreement at the Company Meeting. At the Company Meeting, all of the Company Shares then owned by Acquisition, or with respect to which Acquisition holds the power to direct the voting, shall be voted in favor of approval of the Merger and approval and adoption of this Merger Agreement.

     3.4. Closing of the Company's Transfer Books. At the close of business on the Effective Time, the Company Share transfer books shall be closed and no transfer of any Company Shares shall be made thereafter. In the event that, after the Effective Time, Certificates are presented to the Surviving LLC, they shall be canceled and exchanged for the Merger Consideration as provided in Sections 3.1(b) and 3.2(b).

     3.5. Assistance in Consummation of the Merger. Each of Acquisition and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Merger Agreement.

     3.6. Closing. The closing of the transactions contemplated by this Merger Agreement (the "Closing") shall take place (i) at the offices of The Kontrabecki Group, Inc., 2755 Campus Drive, Suite 100, San Mateo, CA 94403 at 10:00 A.M. local time or as soon as practicable (but in any event within three business days) after the day on which the last of the conditions set forth in Section 8 is fulfilled or waived, but in no event later than June 15, 1998, unless extended by mutual agreement or otherwise pursuant to Section 9.1(b) or 9.1(e), or (ii) at such other time and place as Acquisition and the Company shall agree in writing. At the Closing: (i) the Company and Acquisition shall execute a Certificate of Merger for the Merger for filing with the Delaware Secretary of State; (ii) TKG and Acquisition shall then cause the Merger Consideration to be transferred by wire transfer to the Disbursing Agent to be held by the Disbursing Agent in escrow pending and subject to the filing of the Certificate of Merger for the Merger; (iii) upon confirmation of the initiation of the
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wire transfer of the Merger Consideration to the Disbursing Agent, the Company
and Acquisition shall cause the Certificate of Merger (or a facsimile thereof) to be filed with the Delaware Secretary of State; and (iv) upon confirmation that the Certificate of Merger for the Merger has been filed, the Merger Consideration shall be released from escrow for distribution by the Disbursing Agent to the Company Share Holders in accordance with Section 3.2.

SECTION 4. Representations and Warranties of Acquisition & TKG

     Acquisition and TKG represent and warrant to the Company as follows:

     4.1. Existence; Good Standing; Authority. Acquisition is (or will prior to the Effective Time be) a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware, and will be, by the Effective Time, duly licensed or qualified to do business as a foreign limited liability company in, and in good standing under the laws of, the State of California if and to the extent so required by the nature of its business. Nothing herein shall be deemed to be an admission that such qualification is necessary and nothing herein shall require Acquisition to so qualify, unless the failure to be so qualified would materially and adversely affect the ability of Acquisition to consummate the transactions contemplated by this Merger Agreement. TKG is a corporation organized, validly existing and in good standing under the laws of the State of California, and is in good standing under the laws of California. Acquisition and TKG have all requisite power and authority to own, operate and lease their respective properties and carry on their respective business as and where conducted at the respective time of its execution of this Merger Agreement. The copies of the limited liability company agreement and by-laws of Acquisition to be delivered to the Company prior to the Effective Time will be true and correct and are in full force and effect, and there will not be any amendments or alterations to such documents.

     4.2. Authorization, Validity and Effect of Agreements. TKG and Aquisition have the requisite power and authority to execute and deliver this Merger Agreement and to perform their respective obligations hereunder. The execution and delivery of this Merger Agreement by Acquisition and TKG, and consummation by Acquisition of the transactions contemplated hereby, have been duly authorized by all requisite action under Acquisition's limited liability company agreement, TKG's articles of incorporation, their respective by-laws and applicable law. The Acquisition Manager is authorized as it deems appropriate to execute, acknowledge, verify, deliver, file and record, for and in the name of Acquisition, the Certificate of Merger and any and all other documents and instruments required to consummate the transactions contemplated hereunder. This Merger Agreement constitutes a valid and binding obligation of Acquisition and TKG enforceable against Acquisition and TKG in accordance with its terms. No other proceedings on the part of TKG or Acquisition are necessary to authorize this Merger Agreement and the transactions contemplated hereby.

     4.3. Proxy Statement. None of the information supplied in writing by Acquisition and its affiliates specifically for inclusion in the proxy statement of the Company (the "Proxy Statement") required to be mailed to the Company Share Holders in connection with the Merger shall, at the time the Proxy Statement is mailed, at the time of the Company Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.4. Consents and Approvals; no Violation. Neither the execution and delivery of this Merger Agreement by Acquisition nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the limited liability company agreement, articles of incorporation or the respective by-laws of Acquisition or TKG, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), except (A) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (B) the filing of the Certificate of Merger pursuant to the LLCA or (C) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay consummation of the Merger or would not otherwise prevent Acquisition from performing its obligations under this Merger

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Agreement; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Acquisition is a party or by which it or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not materially and adversely affect the ability of Acquisition to consummate the transactions contemplated by this Merger Agreement; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquisition, or any of its assets, except for violations which would not materially and adversely affect the ability of Acquisition to consummate the transactions contemplated by this Merger Agreement.

     4.5. Financing. Acquisition at the Effective Time will have or will have deposited (or caused to be deposited) with the Disbursing Agent (as appropriate) the funds necessary to consummate the Merger and the transactions contemplated hereby, and to pay related fees and expenses (the "Funds").

SECTION 5. Representations and Warranties of the Company

     Except as provided to the contrary in the disclosure schedule provided in connection with the Previous Merger Agreement (as defined in Section 12.1) and in written information (or, in the case of Section 5.21, written agreements) provided by the Company to TKG or Acquisition since February 1, 1998 (collectively the "Disclosure Schedule") and the specific Schedules referenced in this Section 5, the Company makes the representations and warranties to Acquisition in the following subsections of this Section. For purposes of this
Section 5, "to the best of the Company's knowledge" or "known to the Company" or the like shall mean the actual knowledge (without any obligation of further investigation and without any personal liability) of James R. Porter, Stanley F. Marquis, Larry D. McReynolds and Patrick J. Kernan.

     5.1. Existence; Good Standing; Authority. The Company is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to do business as a foreign limited liability company in, and is or will be in good standing under the laws of California which constitute all of the jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below). The Company has all requisite power and authority to own, operate and lease its properties and carry on its business as and where now conducted. The copies of the limited liability company agreement and by-laws of the Company delivered to Acquisition are true and correct and are in full force and effect, and there have not been any amendments or alterations to such documents. As used in this Merger Agreement, "Material Adverse Effect" shall mean a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company.

     5.2. Authorization, Validity and Effect of Agreements. The Company has the requisite power and authority to execute and deliver this Merger Agreement and to perform its obligations hereunder. The execution and delivery of this Merger Agreement by the Company, and consummation by the Company of the transactions contemplated hereby, have been duly authorized by all requisite action under the Company's limited liability company agreement, by-laws and the LLCA, subject only, in the case of this Merger Agreement, to the requisite approval of this Merger Agreement by the holders of a majority of the Company Shares. The Company Manager is authorized as it deems appropriate to execute, acknowledge, verify, deliver, file and record, for and in the name of the Company, the Certificate of Merger and any and all other documents and instruments required to consummate the transactions contemplated hereunder. This Merger Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Except for the requisite approval by the holders of Company Shares, no other proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby.

     5.3. Consents and Approvals; no Violation. Neither the execution and delivery of this Merger Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the limited liability company agreement or by-laws of the

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Company, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) pursuant to the Exchange Act, (B) the filing of the Certificate of Merger pursuant to the LLCA or (C) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not cause a Material Adverse Effect; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company is a party or by which it or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Merger Agreement; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its assets, except for violations which would not cause a Material Adverse Effect.

     5.4. Capitalization. As of the date hereof, 19,708,123 Company Shares were validly issued and outstanding. As of the date hereof, there are no bonds, debentures, notes, other indebtedness or any other interest having the right to vote on any matters on which the Company's Share Holders may vote issued or outstanding. As of the date hereof, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell Company Shares or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, other than pursuant to the Rights Agreement ("Rights Agreement") dated as of April 28, 1997, between the Company and GEMISYS Corporation, as Rights Agent. The Merger contemplated by this Agreement is (or will at the Effective Time be) a Permitted Offer within the meaning of the Rights Agreement.

     5.5. No Subsidiaries. The Company does not directly or indirectly own any securities of or any other interest in any other corporation, partnership, joint venture or other business association or entity.

     5.6. Reports and Financial Statements. The Company has previously furnished Acquisition with true and complete copies of (i) its Registration Statement on Form 10-SB, as filed with the Commission, (ii) its Quarterly Reports on Form 10-QSB for the quarters ended June 30, 1997 and September 30, 1997 and its Annual Report on Form 10-KSB for the year ended December 31, 1997, as filed with the Commission and (iii) all other reports or registration statements filed by the Company with the Commission that the Company was required to file with the Commission (the documents listed in clauses (i) through (iii) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Company SEC Reports have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company at the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

     5.7. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof or in the Disclosure Schedule, since February 10, 1997, the date the Company was organized, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate, having a Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would be likely to have a Material
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Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Company Shares; (iv) any material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, performance awards, Company Share purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any of the employees of the Company, except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice; (v) any change by the Company in its significant accounting policies; or (vi) any entry into any commitment or transaction material to the Company (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

     5.8. Properties.

     (a) The title reports identified in the Disclosure Schedule list all real property owned (the "Owned Property") or leased as lessor or lessee (the "Leased Property" and collectively with the Owned Property, the "Property") by the Company.

     (b) Except as stated in the Disclosure Schedule, none of the Property is subject to any purchase options, rights of first refusal or other preferential purchase rights.

     (c) The Leased Property has been leased by the Company on the terms and conditions stated in the lease and amendments identified in the Disclosure Schedule. All obligations towards the lessors arising from the lease agreements referred to before have been complied with in all material respects. There are no disputes regarding those agreements pending or, to the knowledge of the Company, threatened.

     (d) To the best of the Company's knowledge, except as set forth on the Disclosure Schedule, no adjacent buildings or improvements extend across the boundaries of the Owned Property and no buildings or improvements forming part of the Owned Property extend onto any adjacent sites.

     (e) Other than properties in the Triad Business Park which have been sold, the Company has not owned or leased any property except the Property.

     (f) The Disclosure Schedule contains a true, correct and complete list of all leases, subleases, tenancies, licenses and other rights of occupancy or use for all or any portion of any Property, and all guarantees and other agreements in respect thereof, all as amended, renewed and extended to the date thereof, whether oral or written (the "Leases").

     (g) The Company has heretofore delivered to Acquisition a true, correct and complete copy of each Lease (or written summary thereof in the case of oral Leases).

     (h) Each current tenant (the "Tenant") is in actual possession of its leased premises. No Rents violate any applicable law. For purposes of this
Section 5, the term "Rents" is defined to mean the basic, and additional and percentage rents, all pass-throughs of taxes, expenses or other items, and all other sums payable by the Tenant to the lessor (including, without limitation, utility charges) during the original and any renewal terms thereof.

     (i) The following is true with respect to each Lease:

          (1) the Lease is valid and subsisting and in full force and effect strictly in accordance with its terms and has not been modified, in writing or otherwise, except as set forth on the Disclosure Schedule;

          (2) no Lease contains any purchase or similar option;

          (3) all obligations of the lessor thereunder which accrue prior to the Effective Time shall have been performed and paid for in full by the Company;

          (4) to the best of the Company's knowledge, there has been no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default, on the part of the Tenant or the lessor thereunder, and the Tenant has not asserted and has no defense to, offset or claim against, its Rent or the performance of its other obligations under the Lease;
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          (5) the Tenant has not prepaid any Rent; and the Rents have been assigned to the Company's lender as additional security.

     There are no material construction, management, leasing, service, equipment, supply, maintenance or concession agreements (oral or written, formal or informal) with respect to or affecting all or any portion of the Property except as set forth on Schedule 5.21 (the "Property Contracts"). A current, complete and correct copy of each Property Contract has been delivered to Acquisition. Each Property Contract is valid and subsisting and all amounts due thereunder have been paid. Except as set out in the Disclosure Schedule, neither the Company nor any of its agents is in default under any Property Contract or, to the best of the Company's knowledge, has received any notice from any party to any Contract claiming the existence of any default or breach hereunder and no event or omission has occurred which, with the giving of notice or the lapse of time would constitute a default. Except as set out in the Disclosure Schedule, all Property Contracts are terminable without cause on thirty (30) days' notice or less without payment of any penalty or termination payment.

     (j) To the best of the Company's knowledge, the continued maintenance, operation and use of any buildings, structures or other improvements on each Property for their respective present purposes will not violate any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements in certificates of occupancy relating to housing, building, safety, health, fire or zoning (together "Applicable Laws") affecting all or any portion of each improved Property.

     (k) To the best of the Company's knowledge, no written or oral notice has been given to the Company by any holder of any mortgage or deed of trust on any Property, by any insurance company which has issued a policy with respect to any of any Property, or by any board of fire underwriters (or other body exercising similar functions), any of which notices claim any defect or deficiency or request the performance of any repairs, alterations or other work to any Property.

     (l) All state, township, county, school district and other taxes levied or assessed against any Property and any penalties or interest due and payable thereon prior to the Effective Time, and all assessments of any kind levied prior to the Effective Time, if any, will have been paid in full by the Company and all appropriate tax returns relating to the same have been filed with the proper authorities.

     (m) The Company has no notice of any proposed increase in the assessed valuation. To the best of the Company's knowledge, there is no proceeding pending for the reduction of the assessed valuation of all or any portion of any Property.

     (n) The Company has not received any written or oral notice for assessments for public improvements against any Property which remain unpaid, and to the best of the Company's knowledge, no such assessment has been proposed.

     5.9. Condemnation. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any Property and, to the best of the Company's knowledge, no such proceeding is contemplated.

     5.10. Environmental Matters. For the purposes of this Merger Agreement:

     "Environmental Matters" means any matter arising out of, relating to or resulting from pollution, protection of the environment and human health or safety, health or safety of the public or employees, sanitation, and any matters relating to emissions, discharges, Releases or threatened Releases of Environmentally Relevant Materials or otherwise arising out of, resulting from or relating to the presence, manufacture, packaging, labeling, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of or exposure to Environmentally Relevant Materials or arising out of, resulting from, or relating to compliance with Environmental Laws.

     "Environmental Costs" means, without limitation, any costs of investigation, remediation, removal, or other response actions, losses, liabilities, obligations, payments, damages (including, but not limited to, bodily injury, death or property damage), civil or criminal fines or penalties, costs of shutdown, diminution in operations, product withdrawals or discontinuance of distribution of products (including, but not limited to, direct or indirect damages), judgments, settlements, interest, costs and expenses (including attorney's fees and costs) arising out of, relating to or resulting from any Environmental Matter.

     "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 et seq., the Clean Air Act, 42 U.S.C., Sections 7401 et seq., the Clean Water Act (Federal Water Pollution Control
Act), 33 U.S.C. Sections 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Occupational Safety and Health Act, 29 U.S.C., Sections 641 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

     "Environmentally Relevant Materials" means any pollutants, contaminants, or hazardous or toxic substances, materials, wastes, residual materials, constituents or chemicals that are regulated by, or form the basis for liability under any Environmental Laws, including but not limited to petroleum products, asbestos and radioactive materials.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping or disposing (or threat of the same occurring) into the environment.

     (a) To the best of the Company's knowledge, the Company is in material compliance with all applicable Environmental Laws. There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, penalty assessments, inquiries or proceedings pending, asserted or, to the knowledge of the Company, threatened by any governmental or other entity that are based on or related to any Environmental Matters including, without limitation, the violation of any Environmental Laws or the violation of or the failure to have any required permits, licenses, authorizations, certificates, registrations and other governmental consents and approvals related to the handling, storage or disposal of Environmentally Relevant Materials ("Environmental Permits"). There are presently no outstanding judgments, decrees or orders of any court or governmental or administrative agency against or affecting the Company or Property arising from, relating to or resulting from Environmental Matters.

     (b) To the best of the Company's knowledge, the Company has obtained and is in material compliance with all Environmental Permits required to be obtained by it under applicable Environmental Laws in order for the Company to conduct its business and operations, except where the failure to obtain any Environmental Permit would not cause a Material Adverse Effect. All such Environmental Permits are owned by or in the name of the Company, are in full force and effect and the Company has made in a timely manner all appropriate filings for issuance or renewal of such Environmental Permits. No application, action or proceeding is pending for the renewal or modification of any Environmental Permit; and no claim, application, complaint, action or proceeding is pending, asserted or, to the knowledge of the Company, threatened that may result in the denial of an application for renewal or transfer or the revocation, modification, non-renewal, restriction, or suspension of any Environmental Permit. The continued validity and existence of each of the Environmental Permits is only subject to the conditions set forth in each such Environmental Permit, and no additional expenditures are required to be made by the Company or any third party to maintain or comply with such Environmental Permits (except as specifically disclosed in such Environmental Permits and except for changes in applicable Environmental Laws after Closing). The continued validity of such Environmental Permits is not related to the continued association of one or more individuals or corporations or other entities with the Company.

     (c) To the best of the Company's knowledge, no Environmentally Relevant Materials have been Released or are present in connection with, arising from or relating to any of the Company's operations or businesses or at, on, about or under any Property either (a) in violation of applicable Environmental Law or (b) which require or would require investigation, remediation or other response action under applicable Environmental Law. No Property is listed or, to the best of the Company's knowledge, proposed for listing (for which any of the Company or the Company Manager has received notice of such listing or such listing is otherwise publicly disseminated or a matter of public record) on the National Priority List (the "NPL") pursuant to CERCLA CERCLIS or any similar foreign, federal or state list of sites requiring investigation, remediation or other response action. To the best of the Company's knowledge, there are no underground storage tanks, polychlorinated biphenyls, asbestos-containing materials or surface impoundments at, on, under or within any Property, and there have been no underground storage tanks removed from or closed in place at any Property. The Company has not used any treatment, storage or disposal site for Environmentally Relevant Materials, or otherwise treated, stored, disposed of, transported, or arranged for the treatment, storage or disposal of any Environmentally Relevant Materials used, generated, handled, or managed by or on behalf of the Company or in connection with the business or Property to any place or location which (a) is listed or, to the best of the Company's knowledge, proposed for listing on the NPL, CERCLIS or any similar foreign, federal or state list; (b) to the best of the Company's knowledge, is in violation of any Environmental Laws; or (c) is the subject of enforcement action or other investigations which could lead to Environmental Costs to be incurred by any of the Company or the Surviving LLC. The Company has not, nor, to the best of the Company's knowledge has any other person, reported or received any oral or written notice of a Release of any Environmentally Relevant Material used, generated or handled by or for the Company or in connection with the business or Property. Neither the Company, nor, to the best of the Company's knowledge, any other person, has received any notice, demand, claim or request for information asserting that the Company is or may be a potentially responsible party at any location used for the storage, treatment or disposal of Environmentally Relevant Materials or where there has been a Release of any Environmentally Relevant Materials.

     (d) Except as listed in the Disclosure Schedule, there have been no investigations, reports, studies, inspections, audits, tests, reviews or other analyses conducted by the Company, the Company Manager, their respective employees or outside contractors at the direction of any such person in relation to the following matters: (i) Environmental Matters, including without limitation potential or actual soil or groundwater conditions at any Property or business now or previously owned, operated or leased by the Company; or (ii) the compliance of the Company's business or Property with applicable Environmental Laws ("Environmental Reports").

     (e) To the best of the Company's knowledge, the Company is not aware of any facts or circumstances related to Environmental Matters concerning the Company, the business or operations of the Company or the Property which could reasonably be expected to cause the Surviving LLC or the Company to incur Environmental Costs.

     5.11. Litigation. Except as listed in the Disclosure Schedule, there is no suit, action or proceeding pending or, to the best of the Company's knowledge, threatened against or affecting the Company which, either alone or in the aggregate, is likely to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company having, or which, in the future is likely to have, either alone or in the aggregate, any Material Adverse Effect.

     5.12. Information in Disclosure Documents. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     5.13. Labor Matters. No labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company.

     5.14. Employee Benefit Plans; ERISA. There are no employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee (or beneficiary or dependent thereof) sponsored or maintained by the Company to which the Company contributes or is obligated to contribute ("Company Plans").

     5.15. Company Action. The Company Manager and the Company Advisory Board (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and fair and in the best interests of the Company and its Share Holders, (ii) approved the Merger in accordance with the provisions of Section 18-209 of the LLCA, (iii) recommended the approval of this Merger Agreement and the Merger by the Company Share Holders and directed that the Merger be submitted for consideration by the Company's Share Holders entitled to vote thereon at the Company Meeting and (iv) adopted any necessary resolution having the effect of causing the Company not to be subject, to the extent permitted by applicable law, to any state anti-takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Merger Agreement.

     5.16. No Fairness Opinion. The Company has not received an opinion of any financial advisors to the Company to the effect that the consideration to be received by the Company's Share Holders in the Merger is fair to the Share Holders of the Company.

     5.17. Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company.

     5.18. Compliance with Applicable Laws. To the best of the Company's knowledge, the Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities for the Properties in their current condition (the "Company Permits"). However the real property development business involves a continuous governmental permitting process and the Company makes no representation or warranty that the Company holds all permits of Governmental Entities (including discretionary permits and ministerial permits such as building permits) that (a) are additional, supplemental, or ancillary to approval that the Company currently holds for real property being developed and that would ordinarily be required or obtained only from time to time as such development proceeds or (b) would be required for the development of parts of the Property not yet being developed. The Company is in compliance with the terms of the Company Permits, except for such failures to comply which, singly or in the aggregate, would not have a Material Adverse Effect. To the best of the Company's knowledge, the businesses of the Company are not being, and have not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and would not have a Material Adverse Effect. To the best of the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect.

     5.19. Liabilities. Except as set forth in the Disclosure Schedule, as of September 30, 1997, the Company did not have any liability or obligation (absolute, accrued, contingent or otherwise, in contract, tort or otherwise and whether or not required by GAAP to be reflected in the Company's balance sheet or other books and records) (a "Liability"), other than such Liabilities which, individually or in the aggregate, would not have a Material Adverse Effect. From and after September 30, 1997, the Company has not incurred, suffered, permitted to exist or otherwise become subject to any Liability, other than Liabilities incurred in the ordinary course of business in accordance with past practice which, individually or in the aggregate, would not have a Material Adverse Effect.

     5.20. Taxes. The Company has filed all material tax returns, declarations and reports required to be filed by any of them (taking into account all valid extensions of filing dates) and has paid, or has set up an adequate liability reserve in accordance with GAAP for the payment of, all taxes required to be paid in respect of the periods covered by such returns, declarations and reports. The information contained in such tax returns, declarations and reports is true, complete and accurate in all material respects. The Company is not delinquent in the payment of any tax, assessment or governmental charge, except where such delinquency has not had or would not reasonably be expected to have, a Material Adverse Effect. No material deficiencies for any taxes have been proposed, asserted or assessed against the Company that have not been finally settled or paid in full and no requests for waivers of the time to assess any such tax are pending. No tax return, declaration or report is currently under audit by any taxing authority, and as of the date hereof no written notice of any such audit has been received. For the purposes of this Merger Agreement, the term "tax" shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

     5.21. Certain Agreements. Except as set forth on Schedule 5.21 to the Previous Merger Agreement (as defined in Section 12.1) and in written agreements provided to TKG or Acquisition since February 1, 1998, the Company is not a party or subject to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness (as defined below) in an amount exceeding $100,000; (ii) joint venture agreement or arrangement or any other agreement which has involved or is expected to involve a sharing of revenues;
(iii) lease for real or personal property in which the amounts of payments which the Company or any subsidiary is required to make on an annual basis exceeds $25,000; (iv) agreement, contract, policy, license, document, instrument, arrangement or commitment that limits in any material respect the freedom of the Company to compete in any line of business or with any person or in any geographical area or which would so limit the freedom of the Company after the Effective Time; (v) employment, consulting, severance, termination, or indemnification agreement, contract or arrangement providing for future payments with any current or former officer, consultant or employee which (A) exceeds $10,000 per annum or (B) requires aggregate annual payments or total payments over the life of such agreement, contract or arrangement to such current or former officer, consultant or employee in excess of $10,000 or $25,000, respectively, and is not terminable before and after the Merger by it on 30 days' notice or less without penalty or obligation to make payments related to such termination; (vi) agreement, contract, arrangement, commitment or obligation with or in favor of (or calling for any payment to) any member, Share Holder, officer, manager, Advisory Board member or affiliate of the Company or the manager thereof; or (vii) other agreement, contract, policy, license, document, instrument, arrangement or commitment not made in the ordinary course of business that is material to the Company. "Indebtedness' means any liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing. The Company is not in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, contract, policy, license, document, instrument, arrangement or commitment (a "Contract") whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, would have a Material Adverse Effect. The Company is not a party to or bound by any Contract which upon execution of this Merger Agreement or consummation of the transactions contemplated hereby will (either alone or upon the occurrence of additional acts or events) result in the loss of any material benefit, the termination thereof or any payment becoming accelerated or due from the Company or the Surviving LLC which loss, termination or acceleration would have a Material Adverse Effect.

SECTION 6. Conduct of Business Pending the Merger

     6.1. Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Acquisition shall otherwise agree in writing:

          (a) the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall use its diligent efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company shall (A) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (B) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company; (C) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and
     (D) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would not result in a Material Adverse Effect;

          (b) except as required by this Merger Agreement, the Company shall not and shall not propose to (A) sell or pledge or agree to sell or pledge any membership interest; (B) amend its limited liability company agreement or by-laws; (C) split, combine or reclassify its outstanding membership interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of membership interests of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, securities or other property; or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any Company Shares;

          (c) the Company shall not (A) except as contemplated by this Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its membership interest of any class, any Indebtedness or any options, rights or warrants to acquire, or securities convertible into membership interests; (B) acquire, lease or dispose of, or agree to acquire, lease or dispose of, any capital assets or any other assets other than in the ordinary course of business; (C) incur additional Indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business (other than as set forth in Schedule 6.1); (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case in this clause (D) which are material, individually or in the aggregate, to the Company; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (d) the Company shall not, except as required to comply with applicable law, (A) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any current or former officer, employee or independent contractor; (B) other than as set forth in Schedule 6.1, increase in any manner the compensation or fringe benefit of any officer, employee or independent contractor; (C) other than as set forth in Schedule 6.1, pay any benefit not provided under any existing plan or arrangement; (D) other than as set forth in Schedule 6.1, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Plan (including, without limitation, the grant of equity based or related awards, performance units or restricted equity, or the removal of existing restrictions or the acceleration of exerciseability in any Company Plan or agreements or awards made thereunder); (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Plan; or (F) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing;

          (e) the Company shall not make any investments in non-investment grade securities; and

          (f) the Company shall not, except as required by law or GAAP, change any of its significant accounting policies or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the last taxable year.

     6.2. Notice of Certain Matters. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Merger Agreement and will use its best efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of any Schedule (including the Disclosure Schedule) hereto. The Company shall promptly give written notice, and shall furnish a copy, to TKG and Acquisition of any written claims, demands or threats of litigation against the Company or the Company Manager, the Advisory Board or any of its members in their capacities as such.

SECTION 7. Additional Agreements

     7.1. Access and Information. Subject to the limitations imposed by third party confidentiality agreements, the Company shall afford to Acquisition and its accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments, records and personnel and, during such period, the Company shall furnish promptly to Acquisition (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Acquisition may reasonably request. Except as provided in Section 7.6(b), the Company and Acquisition shall hold, and shall cause its employees and agents to hold, in confidence all such information which is not otherwise publicly available. Acquisition shall indemnify and hold the Company harmless from any and all claims, liens, losses or damage, including attorneys' fees, arising out of the physical presence of employees, agents or contractors of Acquisition or TKG at the Company and out of any tests or inspections of the Company's Property by or on behalf of Acquisition or TKG.

     7.2. Proxy Statement.

     (a) As promptly as practicable after the execution of this Merger Agreement, Acquisition and the Company, in consultation with TKG, shall prepare, and the Company shall file and promptly disseminate to Share Holders, a proxy statement or a supplement or amendment to the definitive Proxy Statement filed with the Commission on March 11, 1998, in such form as shall permit a Company Meeting (the "New Proxy Materials"). In the event that comments are received from the Commission with respect to the New Proxy Materials, the Company shall, as promptly as practicable after such comments are received, respond to such comments, and after the furnishing by the Company and Acquisition of all information required to be contained therein, file with the Commission and promptly disseminate to Share Holders the New Proxy Materials.

     (b) Acquisition and the Company shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and under applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

     7.3. Meeting. As promptly as possible, the Company shall notice the Company Meeting for the purpose of voting on the approval and adoption of the Merger Agreement. The Company shall solicit management proxies to vote in favor of the Merger in connection with the Company Meeting.

     7.4. Indemnification.

     (a) All rights to indemnification existing in favor of the current or former officers or employees of the Company as provided in the limited liability company agreement or by-laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided, however, that, prior to the Effective Time, the Company may purchase additional policies of directors' and officers' liability insurance of at least the same coverage as currently maintained by the Company, such policies to be pre-paid and in effect for a period of six years from the Effective Time.

     (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Merger Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

     (c) The provisions of the limited liability company agreement and by-laws of the Surviving LLC pertaining to indemnification of current and former directors, officers and employees shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time (or, in the case of matters which are pending but which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved), in any manner that would adversely affect the rights thereunder of individuals who at any time on or prior to the Effective Time were directors, officers or employees of the Company in respect of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Merger Agreement).

     7.5. Additional Agreements.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and third-party agreements to consummate and make effective the transactions contemplated by this Merger Agreement, including using their best efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities) and to lift any injunction or other legal bar to the consummation of the Merger, it being understood that such consummation may continue to be subject to the appropriate vote of the Share Holders. Notwithstanding the foregoing, Acquisition shall not be required to take any action, and without Acquisition's prior written consent the Company shall agree not to take any action, that would in any way restrict or limit the conduct of business from and after the Effective Time by the Surviving LLC of either (including, without limitation, any divestiture of any business, product line or asset).

     (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Merger Agreement, the proper officers and/or directors of the Surviving LLC shall take all such necessary action.

     (c) The Company shall be responsible for, and shall use its best efforts to obtain all third-party consents and approvals required for the conditions to the obligations of Acquisition set forth in Section 8.3(c) to be timely satisfied, including without limitation the consent of American General and its affiliates to the Merger.

     7.6. No Solicitation.

     (a) As used herein, the term "Acquisition Proposal" means any proposed (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of either (A) assets of the Company representing 75% or more of the consolidated assets of the Company (based upon the valuations contained in the confidential report of the Sedway Group dated July 22, 1997 (the "Sedway Report")) in one transaction or series of related transactions with a single purchaser or affiliated purchasers (but not solicitation of unrelated sales of individual parcels of the Property which are not material in amount either individually or in the aggregate), or (B) all or substantially all of the undeveloped Property in one transaction or series of related transactions with a single purchaser or affiliated purchasers (but not solicitation of unrelated sales of individual parcels of the undeveloped Property which are not material in amount either individually or in the aggregate), or (C) any other material amount of assets or Property of the Company, (iii) issue, or other acquisition or disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of the Company or (iv) transaction or series of transactions in which any person shall or would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange
Act) shall have been formed which beneficially owns or would own or has or would have the right to acquire beneficial ownership, of 20% or more of the outstanding Company Shares, other than transactions contemplated by this Merger Agreement.

     (b) The Company shall not, nor shall the Company authorize or permit its officers, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates to, take any action to solicit, initiate or encourage the submission of any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of Company Share Holder approval of the Merger, the Advisory Board determines in good faith by a majority vote, with the advice of outside counsel, that it is necessary to do so to avoid a breach of its fiduciary duties to Share Holders under applicable law, the Company may, in response to a written request for information, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement containing terms at least as favorable to the Company as those contained in the confidentiality agreement formerly in effect between the Company and TKG. The Company may discuss and negotiate terms with parties making unsolicited Acquisition Proposals.

     (c) The Company may continue marketing parcels of the Property as part of its normal business operations. The Company shall provide Acquisition with a copy of any proposed agreement for any sale, exchange or other disposition of any part of the Property and consult with Acquisition before entering into any binding agreement. After the approval of this Agreement by the Advisory Board of the Company and except as provided in Section 7.6(d), the Company will not, without the express written consent of Acquisition, enter into any agreement for the disposition of any part of the Property.

     (d) Except as expressly permitted by this Section 7.6, neither the Advisory Board nor the Company Manager shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquisition, its approval or recommendation of the adoption and approval of the matters to be considered at the Company Meeting, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or understanding (written or otherwise) related to any Acquisition Proposal (each, an "Acquisition Agreement"). Notwithstanding the foregoing, in the event that prior to the obtaining of Company Share Holder approval of the Merger, there exists a Superior Proposal (as defined herein), the Advisory Board may, if it determines in good faith by a majority vote, with the advice of outside counsel, that it is necessary to do so to avoid a breach of its fiduciary duties to Company Share Holders under applicable law, approve or recommend such Superior Proposal and terminate this Merger Agreement, provided (x) the Company shall have given Acquisition written notice (a "Superior Proposal Notice") at least five business days prior to such termination advising Acquisition that the Advisory Board has received a Superior Proposal which the Advisory Board has authorized and intends to effect, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (y) the Company, prior to terminating this Merger Agreement, makes irrevocable arrangements for TKG or Acquisition to be paid the Termination Fee in accordance with Section 9.2. For purposes of this Merger Agreement, a "Superior Proposal" means a definitive unconditioned agreement with a third party, with all due diligence investigations completed, to acquire, directly or indirectly, more than 50% of the membership interests of the Company, assets of the Company representing 75% or more of the real estate assets of the Company (based upon the valuations contained in the Sedway Report) in one transaction or series of related transactions with a single purchaser or affiliated purchasers (but not solicitation of sales of individual parcels of the Property) or all or substantially all of the undeveloped Property in one transaction or series of related transactions with a single purchaser or affiliated purchasers (but not solicitation of sales of individual parcels of the undeveloped Property), and otherwise on terms which the Advisory Board determines in its good faith judgment to be more favorable from a financial point of view to the Company Share Holders than this Merger Agreement, the Merger and the transactions contemplated hereby and for which either (i) all required funds are irrevocably on deposit with a Disbursing Agent or Depositary and are immediately payable to Share Holders upon consummation of the transaction contemplated by the Superior Proposal or are secured by an irrevocable letter of credit deposited with the Company for the benefit of its Share Holders or (ii) all debt or equity financing, to the extent required, is then committed pursuant to fully negotiated definitive agreements, containing only customary closing requirements for institutional investors, signed by all parties thereto and deposited into escrow with an independent escrow agent or title insurance company.

     (e) In addition to the obligations set forth in paragraphs (b) and (d) of this Section 7.6, the Company will promptly communicate to Acquisition a copy of any requests for information or proposals, including the identity of the person and its affiliates making the same, that it may receive.

     (f) Nothing contained in this Section 7.6 shall prohibit the Company from taking and disclosing to the Company Share Holders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company Share Holders if, in the good faith judgment of the Advisory Board, with the advice of outside counsel, failure so to disclose would result in a violation of applicable law; provided, however, that neither the Company, the Company Manager nor the Advisory Board shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the matters to be considered at the Company Meeting, or approve or recommend, or propose publicly to approve or recommend an Acquisition Proposal, except as provided in Section 7.6(d).

     7.7. Redemption of Rights. The Company shall, effective immediately prior to the Effective Time, amend or take other action under the Rights Agreement so as to render the Rights Agreement inapplicable to the transactions contemplated by this Agreement or to cause such transactions to be treated as a Permitted Offer thereunder. The Company shall not amend or take any other action with respect to the Rights Agreement (including without limitation action to redeem the rights thereunder) in any manner that has the effect of rendering the Rights Agreement inapplicable, in whole or in part, to any third party, and shall not redeem the rights under the Rights Agreement unless, prior to or concurrently with such amendment, other action or redemption, the Company shall have (i) paid to TKG or Acquisition, as the case may be, the Termination Fee and (ii) released TKG and Acquisition from any limitations or restrictions, that prevent TKG and Acquisition from purchasing Company Shares to the same extent and upon substantially equivalent terms as such third party. Except as set forth in this
Section 7.7 and except as required for the representation and warranty set forth in the last sentence of Section 5.4 to be true, the Company shall have sole and unfettered discretion to amend or take other action under the Rights Agreement and to redeem the rights thereunder.

SECTION 8. Conditions Precedent

     8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) This Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Company Share Holders.

          (b) No temporary restraining order, preliminary or permanent injunction or other order by any court or other judicial or administrative body of competent jurisdiction (each, an "Injunction") which prohibits or prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such Injunction lifted), and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

     8.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

          (a) Acquisition shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Acquisition contained in this Merger Agreement shall be true in all material respects when made and on and as of the Effective Time as if made on and as of such date, except for representations and warranties that are by their express provisions made as of a specific date or dates, which were or will be true in all material respects at such time or times as stated therein, and the Company shall have received a certificate of the Acquisition Manager to that effect.

          (b) Intentionally Omitted.

          (c) The Merger Consideration shall have been deposited with the Disbursing Agent with irrevocable instructions to exchange the Company Shares for the Merger Consideration in accordance with Section 3.2(b) immediately upon notification by the Company and Acquisition of the Effective Time.

     8.3. Conditions to Obligations of Acquisition to Effect the Merger. The obligation of Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Acquisition:

          (a) The Company shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Merger Agreement shall be true in all material respects (except for any such representations or warranties which are qualified as to Material Adverse Effect, which shall be true and correct in all respects) when made and on and as of the Effective Time as if made on and as of such date, except for representations and warranties that are by their express provisions made as of a specific date or dates which were or will be true in all material respects (except for any such representations or warranties which are qualified as to Material Adverse Effect, which were or will be true and correct in all respects) at such date or dates, and Acquisition shall have received a certificate of the Company Manager to that effect. For the purposes of this Section 8.3(a), in determining whether the Company's representations and warranties in Section 5.7(i) or (vi), 5.11, 5.15, 5.18 or 5.19 are true and correct, no consideration shall be given to any claim, demand or litigation asserted, instituted or threatened against the Company, the Manager, the Advisory Board or their agents, by the Blum Parties (as hereinafter defined in Section 12.3) in connection with this Merger Agreement, the Previous Merger Agreement (as hereinafter defined in Section 12.1), the Agreement of Merger between the Company and certain of the Blum Parties dated as of September 9, 1997, or the Blum Parties' efforts to acquire the Company, and neither TKG nor Acquisition shall take the position that a Material Adverse Effect has occurred with respect to the Company based on the assertion, institution or threat of any such claim, demand or litigation against the Company, the Manager, the Advisory Board or their agents by the Blum Parties; provided, in each case, that the Company, the Manager, the Advisory Board and their agents, as the case may be, shall not have admitted, confessed judgment or defaulted in responding to any such claim, demand or litigation.

          (b) Intentionally Omitted.

          (c) The Company shall have obtained all consents, appeals, releases or authorizations from, and shall have made all filings and registrations to or with, any person, including but not limited to any Governmental Entity, necessary to be obtained or made in order to consummate the transactions contemplated by this Merger Agreement, including without limitation the consent of American General and its affiliates to the Merger.

SECTION 9. Termination, Amendment and Waiver

     9.1. Termination. This Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Company Share
Holders:

          (a) by mutual consent of the Board of Directors of Acquisition and the Advisory Board;

          (b) by either Acquisition or the Company, if the Merger shall not have been consummated on or before June 15, 1998; provided that either TKG or the Company may extend the effectiveness of this Agreement for up to 46 days thereafter (but in no event beyond July 31, 1998) by notice to the other party certifying the extending party's good faith belief that the Company Meeting can be held and the Merger can be consummated before the expiration of such extension, and provided further that the right to terminate or extend this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to perform in any material respect any covenant or obligation under this Merger Agreement has been the cause of or resulted in whole or in part in the failure of the Merger to be consummated before such date;

          (c) by either Acquisition or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger;

          (d) by either Acquisition or the Company, if this Merger Agreement and the transactions contemplated hereby shall fail to receive the requisite vote for approval and adoption by the Company Share Holders at the Company Meeting;

          (e) by Acquisition if this Merger Agreement and the transactions contemplated hereby shall not have been submitted for approval and adoption by the Company Share Holders at the Company Meeting prior to June 15, 1998 unless the Company Meeting is held later solely due to delays in obtaining clearance of the Proxy Statement by the Commission, in which case Acquisition's right to terminate the Agreement pursuant to this Section 9.1(e) may be deferred for not more than 46 days beyond June 15, 1998 (but in no event beyond July 31, 1998) upon notice by the Company to Acquisition certifying the Company's good faith belief that the Company Meeting can be held and the Merger can be consummated before the expiration of such deferral period;

          (f) by Acquisition, if the Advisory Board withdraws, modifies in a manner adverse to Acquisition, or refrains from making its recommendation concerning the Merger referred to in Section 3.3, or the Advisory Board shall have recommended to the Company Share Holders, or taken no position with respect to, any Acquisition Proposal or the Company shall have entered into an Acquisition Agreement, or, other than in connection with the Company's delivery of a Superior Proposal Notice, the Advisory Board shall have resolved to do any of the foregoing; or

          (g) by the Company, if, pursuant to Section 7.6(d), (A) the Advisory Board has delivered to Acquisition a Superior Proposal Notice and five business days have passed since Acquisition received the Superior Proposal Notice and (B) the Company has paid or simultaneously pays the Termination Fee (as defined in Section 9.2).

     9.2. Effect of Termination; Fees.

     (a) In the event of termination of this Merger Agreement by either Acquisition or the Company, as provided above, this Merger Agreement shall forthwith become void and (except for the willful breach of this Merger Agreement by any party hereto) there shall be no liability on the part of any party to this Merger Agreement or their respective directors, managers, officers or employees; provided that the last sentence of Section 7.1 and all of Sections 9.2, 11.3 and 11.7 shall survive the termination.

     (b) The Company shall pay to TKG or Acquisition (as TKG shall direct) a Termination Fee (as defined below) if: (i) Acquisition terminates this Merger Agreement pursuant to Section 9.1(e) or (f); or (ii) more than five business days after the receipt by Acquisition of the Superior Proposal Notice, the Company terminates this Merger Agreement pursuant to Section 9.1(g); or (iii) so long as Acquisition or TKG has not materially defaulted under Sections 1, 3 and 10 of this Agreement, on or prior to November 1, 1998 (A) the Company (directly or indirectly through the Company Manager or the Advisory Board) accepts, recommends (or takes no position with respect to or otherwise does not recommend against), consummates, or enters into or announces any agreement with respect to, an Acquisition Proposal, or amends or otherwise takes action under the Rights Agreement rendering the Rights Agreement inapplicable to an Acquisition Proposal or redeems the rights under the Rights Agreement after an Acquisition Proposal has been made, disclosed or announced, or has taken (or has resolved or publicly disclosed an intention to take) any of the foregoing actions in this clause (A), or (B) an Acquisition Proposal is consummated.

     (c) The Termination Fee shall be equal to one million two hundred thousand dollars ($1,200,000). The Termination Fee shall be paid as promptly as practicable and in no event later than (A) in the event of termination by the Company as described in clause (ii) of Section 9.2(b), immediately prior to or simultaneously with termination of the Merger Agreement; or (B) in the event of termination by Acquisition as described in clause (i) of Section 9.2(b), two (2) business days following such termination; or (C) in the event of any of the actions or events described in clause (iii) of Section 9.2(b), upon and (unless otherwise due pursuant to clause (A) or clause (B) of this Section 9.2(c)) immediately prior to consummation of the transaction contemplated by the Acquisition Proposal or the consummation of any other transaction or series of transactions which result (or which, if completed, will result) in the acquisition of control of the Company by a person or persons who participated in such Acquisition Proposal (or by any of their affiliates), either alone or in conjunction with any other person, regardless of whether such other person participated in such Acquisition Proposal.

     (d) The Company's obligations pursuant to this Sections 9.2(b) and 9.2(c) shall be secured by a deed of trust in the form attached as Exhibit A to this Agreement (the "Deed of Trust") encumbering Lot 17, Parcel Map 3994, filed December 9, 1985, in Book 157, Page 79, of Maps, Alameda County Records and a portion of Lot 6, Parcel Map 5196, filed September 29, 1987, in Book 172, Page 9, of Maps, Alameda County Records, as created in that certain lot line adjustment #103-89, Certificate of Compliance recorded December 17, 1990, Series No. 90-328807, Official Records (the "Security Parcel") owned by the Company free and clear of liens but with title otherwise as shown in the Disclosure Schedule. The Deed of Trust shall be recorded promptly following the execution of this Agreement and prior to any termination of this Agreement by the Company pursuant to Section 9.1(g) or any action by the Company which would give rise to a right on the part of Acquisition to terminate this Agreement pursuant to
Section 9.1(e) or 9.1(f) (and in any event on or before the third business day after the date hereof) in the official records of Alameda County, California. TKG shall cause the Deed of Trust to be promptly reconveyed upon; (i) payment of the Termination Fee to TKG or Acquisition or (ii) the attainment of November 1, 1998 without the Company having incurred an obligation to pay the Termination Fee to TKG or Acquisition under Section 9.2(b)(iii) of this Agreement. The Security Parcel is subject to Tentative Map 5577 which shall reconfigure the Security Parcel and reduce it in size to approximately 10.5 acres, to become the parcel shown as Parcel 1 on Tentative Map 5577. TKG agrees to cooperate with the approval and filing of a final Parcel Map conforming to Tentative Map 5577 including but not limited to the release from the lien of the Deed of Trust of any real property not included in Parcel 1 of Tentative Map 5577.

     9.3. Amendment. This Merger Agreement may be amended by the parties hereto, by or pursuant to action taken by the Acquisition Manager and the Advisory Board, at any time before or after approval hereof by the Company Share Holders, but, after such approval, no amendment shall be made which reduces the amount or changes the form of Merger Consideration or which in any way materially adversely affects the rights of the Company Share Holders, without the further approval of such Company Share Holders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto, except that TKG and Acquisition may, in their sole discretion, increase the amount of the Merger Consideration by written notice to the Company signed by or on behalf of TKG and Acquisition, and such notice shall be immediately effective in accordance with its terms, without action by the Company.

     9.4. Waiver. At any time prior to the Effective Time, the parties hereto, by or pursuant to action taken by the Acquisition Manager and Advisory Board, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that no such waiver shall materially adversely affect the rights of the Company Share Holders and Acquisition. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

SECTION 10. Commitments of TKG

     TKG shall cause Acquisition to be capitalized with all funds necessary for Acquisition to fulfill its obligations under the Merger Agreement and the transactions contemplated hereby. TKG shall indemnify and hold the Company harmless from any and all claims, liens, losses or damage, including attorneys' fees, arising out of the physical presence of employees, agents or contractors of Acquisition or TKG at the Company, out of any tests or inspections of the Company's Property by or on behalf of Acquisition or TKG or out of a failure of Acquisition to pay the costs and expenses as provided for in Section 1.4.

SECTION 11. General Provisions

     11.1. Non-Survival of Representations, Warranties and Agreements. No representations, warranties or agreements in this Merger Agreement shall survive the Merger, except for the agreements contained in Sections 3.1, 3.2 and 3.4 and the agreements referred to in Sections 7.4, 7.5, 11.1, 11.3 and 11.6. No claims for any breach of any representation or warranty may be brought by either party after the Effective Time.

     11.2. Notices. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex, telecopy or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to the Company:

       Mr. Stanley F. Marquis
        Triad Park, LLC
        3055 Triad Drive
        Livermore, California 94550
        Telecopy No.: 510-455-6917

     With a copy to:

       McCutchen, Doyle, Brown & Enersen, LLP
        3150 Porter Drive
        Palo Alto, California 94304
        Attention: Edward S. Merrill, Esq.
        Telecopy No.: 650-849-4800

     If to Acquisition or TKG:

       TKG International, Inc.
        2755 Campus Drive, Suite 100
        San Mateo, California 94403
        Attention: John Kontrabecki
        Telecopy No.: 650-312-1333

     With a copy to:

       Gray Cary Ware & Freidenrich LLP
        400 Hamilton Avenue
        Palo Alto, California 94301
        Attention: Rod J. Howard, Esq.
        Telecopy No.: 650-327-3699

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 11.2.

     11.3. Expenses. Except for the Termination Fee as provided by Section 9.2, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby (regardless of whether the Merger is consummated) shall be paid by the party incurring such expenses, and the incurrence and payment of transaction expenses by the Company shall not affect the Merger Consideration. Notwithstanding the foregoing, if one party fails to promptly pay to the other any fee due or otherwise to perform or comply with any of its obligations under this Agreement or applicable law, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment or to enforce such obligations, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

     11.4. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.5. Interpretation. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement. As used in this Agreement, the term by-laws shall be construed to include an operating agreement or other similar document, whether or not denominated "by-laws".

     11.6. Miscellaneous. This Merger Agreement (including the documents and instruments referred to herein) (a) constitute the entire agreement and supersede all other prior agreements, understandings and waivers, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the Confidentiality Agreement, as the same may be amended); (b) except as provided in Section 7.4 of this Merger Agreement, are not intended to confer upon any other person any rights or remedies hereunder;
(c) except for an assignment by Acquisition to one of its affiliates, shall not be as assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

SECTION 12. Settlement and Full Mutual Release

     12.1. Release by TKG and Acquisition. Except as expressly stated in Section 12.3, upon the execution and delivery of this Merger Agreement by the Company, TKG and Acquisition, and each of them, on behalf of themselves, their respective heirs and administrators, partners, officers, directors, agents, employees, successors and assigns, and anyone claiming through them, hereby release the Company, its Advisory Board, its manager, and their respective officers, directors, agents, employees, successors and assigns (the "Company Releasees"), from any and all claims, demands, causes of action, awards, judgments, orders, damages or liabilities which TKG or Acquisition (or any of them) may have (or may have the right to recover, as the case may be) against the Company, whether known or unknown, asserted or unasserted, which arise out of TKG's or Acquisition's dealings with the Company, including but not limited to any and all claims and obligations arising out of the Agreement of Merger, dated as of February 1, 1998, as amended (the "Previous Merger Agreement"), the Confidentiality Agreement between TKG and Triad Park dated as of November 25, 1997 (the "Confidentiality Agreement"), the March 25, 1998 special meeting of Triad Park shareholders convened by the Company on March 28, 1998 to consider the Previous Merger Agreement (the "Special Meeting"), the matters alleged in the verified complaint for injunctive relief and specific performance and motion for temporary restraining order filed in the Court of Chancery for the State of Delaware in and for New Castle County (the "Delaware Court of Chancery") on March 16, 1998 (the "Delaware Action"), the temporary restraining order entered on March 19, 1998 in the Delaware Court of Chancery (the "Delaware Order"), and the conduct of the Company Releasees leading up to and following the Special Meeting.

     12.2. Release by the Company. Except as expressly stated in Section 12.3, effective upon the execution and delivery of this New Merger Agreement by TKG and Acquisition, the Company, on behalf of itself, its Advisory Board, its manager, and their respective officers, directors, agents, employees, successors and assigns, and anyone claiming by or through them, hereby releases TKG and Acquisition and their respective partners, lenders, officers, directors, heirs, administrators, agents, employees, successors and assigns (the "TKG Releasees"), from any and all claims, demands, causes of action, awards, judgments, damages or liabilities which they may have (or may have the right to recover, as the case may be) against them or any of them, whether known or unknown, asserted or unasserted, which arise in connection with the Company's dealings with TKG or Acquisition, including but not limited to any and all claims and obligations arising out of the Previous Merger Agreement, the Confidentiality Agreement, the Special Meeting, the filing of or matters alleged in the Delaware Action, the Delaware Order, and the conduct of the TKG Releasees leading up to and following the Special Meeting.

     12.3. Specific Potential and Actual Claims Not Released. Nothing in this Merger Agreement shall be construed to release (i) Richard C. Blum and Associates, L.P., a California limited partnership, Richard C. Blum & Associates, Inc., a California corporation, Richard C. Blum, TPL Acquisition, LLC, a Delaware limited liability company (the "Blum Parties"), from any claims, demands, causes of action, awards, judgments, orders, damages or liabilities whether known or unknown, and whether or not accrued, which may be asserted against or recovered from the Blum Parties (or any of them) by the Company, TKG or Acquisition (or any of them); or (ii) any party from any claims, demands, causes of action, awards, judgments, orders, damages or liabilities which may be asserted against or recovered from any other party under or arising out of this Merger Agreement; and (iii) the obligations of Acquisition to pay certain costs and expenses as provided in Section 1.4 of the Previous Merger Agreement in connection with the transactions contemplated thereby, provided that such costs and expenses shall be paid by Acquisition on the earlier of (x) the payment of any Termination Fee to TKG or Acquisition or (y) immediately prior to the Closing.

     12.4. Termination of Litigation. Upon the execution and delivery of this Merger Agreement by all parties, TKG and Acquisition shall cause to have executed and filed a dismissal of the Delaware Action and the Company shall release TKG and Acquisition from the bond given in the Delaware Action.

     12.5. Consultation with Counsel. The parties hereby declare and represent to each other that they have read and have had an opportunity to consult with counsel. Each of the parties, by the execution of this Merger Agreement, represents that it has reviewed each term of this Merger Agreement either with its legal counsel or with the opportunity to obtain its own legal counsel and that hereafter it shall not deny the validity of any provision of this Merger Agreement on the grounds that it did not have advice of counsel.

     12.6. No Assignment. TKG, Acquisition and the Company represent and warrant that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any claims, demands, causes of action, awards, judgments, orders, damages or liabilities herein released, and that they are the sole owners of the claims, demands, causes of action, awards, judgments, orders, damages and liabilities they are releasing herein.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          THE KONTRABECKI GROUP, INC.

                                          By:
                                            ------------------------------------
                                            Name: John T. Kontrabecki
                                            Title: President

                                          TKG ACQUISITION COMPANY, LLC

                                          By: THE KONTRABECKI GROUP, INC.,
                                            its Manager

                                          By:
                                            ------------------------------------
                                            Name: John T. Kontrabecki
                                            Title: President

                                          TRIAD PARK, LLC

                                          By: 3055 Management Corp.,
                                            its Manager
                                              By:
                                            ------------------------------------
                                              Name: Stanley F. Marquis
                                              Title: Vice President

                                       24